Exhibit 1.01

Conflict Minerals Report of Arcosa, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

Background and Overview
This is the Conflict Minerals Report of Arcosa, Inc. ("Arcosa", "Company", "we", or "our") for the reporting year ended December 31, 2025 presented to comply with Rule 13p-1 and corresponding Securities and Exchange Commission ("SEC") guidance (collectively, the "Rule") under the Securities Exchange Act of 1934 (the "1934 Act"). The Rule imposes certain reporting obligations on SEC registrants who manufactured or contracted to manufacture products containing conflict minerals necessary to the functionality or production of their products. These requirements apply to all registrants regardless of the geographic origin of the conflict minerals and whether or not they fund armed conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the "Covered Countries"). Conflict minerals are defined as columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); wolframite (the metal ore from which tungsten is extracted); and gold (collectively, the "3TGs") for the purposes of this report. Please refer to the Rule, Form SD, and the 1934 Act Release No. 34-67716 for definitions of the additional terms and phrases used in this report, unless otherwise defined herein.
Arcosa is a provider of infrastructure-related products and solutions with leading positions in construction materials and engineered structures. As further described in the Company’s Form 10-K filed with the SEC on February 27, 2026, for the year ended December 31, 2025, Arcosa reported operating results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. Our manufacturing operations are located in the U.S., Canada, and Mexico.
This report covers the period from January 1, 2025 through December 31, 2025.
Arcosa does not knowingly purchase raw materials containing 3TGs that could benefit armed groups in the Covered Countries. Arcosa is committed to ethical and compliant business practices in our operations, including all activities involving our supply chain.
We manufacture certain products that may contain small amounts of 3TGs necessary to the functionality and/or production of such products. Arcosa does not directly purchase materials from the Covered Countries and, as a diversified industrial manufacturer with an extensive supply chain, the Company is far removed from the actual mining of any 3TGs. Due to the scale and extent of our supply chain, we rely on our direct suppliers to provide information on the origin of 3TGs which may be contained in the materials we may use to manufacture our products.
As described more fully below, Arcosa’s conflict minerals program and due diligence framework are consistent with the five steps of the Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the "OECD Framework"), an internationally recognized due diligence framework. All steps taken by Arcosa in preparing this report are in accordance with the Rule and OECD Framework.

Company Management Systems
Step One: Establishment of strong Company management systems
We have implemented strong Company management systems through the establishment of:
•A Conflict Minerals Policy that is communicated to selected suppliers whose materials were determined to potentially contain 3TGs;
•A Business Ethics & Compliance Committee, consisting of the Company’s key executive management;
•A conflict minerals team consisting of representatives from Arcosa’s corporate office and all of Arcosa’s business segments, including executive level support, with representation from various functions such as supply chain management, engineering, legal, compliance, and accounting;

•Conflict minerals training for designated employees, including a summary of the relevant requirements of the Rule, Arcosa’s obligations under the Rule, and the processes Arcosa designed to evaluate and respond to the risk of 3TGs in its supply chain; and
•A toll-free integrity helpline and website through which employees or third parties may anonymously report any concerns about or violation of the policy with respect to the sourcing of 3TGs.
Arcosa conducts a reasonable country of origin inquiry ("RCOI") to identify raw material inventory items potentially containing 3TGs, including a conflict minerals assessment of applicability to determine which business units have manufactured or contracted to manufacture products having a likelihood of a presence of 3TGs that are necessary to the functionality or production of their products. As necessary, based on the results of the aforementioned processes, Arcosa performs certain due diligence efforts in compliance with the OECD Framework.
The application and results of this program for the year ended December 31, 2025, as well as additional risk mitigation efforts, are described more fully below.

Reasonable Country of Origin Inquiry
Arcosa conducts a RCOI to identify raw material inventory items potentially containing 3TGs, including a conflict minerals assessment of applicability to determine which business units have manufactured or contracted to manufacture products having a likelihood of a presence of 3TGs that are necessary to the functionality or production of their products. As necessary, based on the results of the aforementioned processes, Arcosa performs certain due diligence efforts in compliance with the OECD Framework.
Step Two: Identified and assessed risks in the supply chain, including a RCOI
We conducted Arcosa’s RCOI as follows:
•We performed an assessment of the applicability of the Rule to each of Arcosa’s three business segments during 2025 as part of our risk assessment process and:
◦Determined that the Rule does not apply to Arcosa’s specialty materials and construction aggregates business units included in the Construction Products segment because those operations source raw stone and aggregate materials entirely within the U.S. and Canada and do not add additives with 3TGs content.
◦Performed procedures for all other Arcosa businesses to determine the presence of 3TGs.
◦Identified materials supplied to Arcosa that potentially contain 3TGs necessary to the functionality and/or production of a product. We developed knowledge of our supply chain and the list of suppliers to survey for 2025 based on data from supplier surveys in prior years and internal examination of this data by management of the applicable business units, as described below.
◦Concentrated survey efforts on relevant suppliers by (i) reviewing the listing of materials received during 2025 from those suppliers that have previously reported that their materials do not contain 3TGs, and (ii) determining which suppliers’ materials we believe do not potentially contain 3TGs. Suppliers meeting the aforementioned criterion were not surveyed for 2025.
◦Reviewed the listing of materials received during 2025 to identify those materials potentially containing 3TGs necessary to the functionality and/or production of our manufactured products.
◦Stratified the Company’s list of potential 3TGs suppliers.
◦Conducted a supply chain survey using the Conflict Minerals Reporting Template ("CMRT") developed by the Responsible Minerals Initiative, requesting identified suppliers of materials potentially containing 3TGs necessary to the functionality and/or production of our manufactured products to identify smelters and refiners and country of origin of the 3TGs contained in materials they supply to Arcosa, the responses to which are summarized below:
▪89.36% of the number of surveyed suppliers responded to the request or were determined to be out of scope, representing approximately 96.42% of the total potential 3TGs spend.

▪85.82% of the respondents indicated their materials did not contain 3TGs.
▪2.84% of the respondents indicated their materials contained 3TGs necessary for the production of their materials; however, the 3TGs did not originate from the Covered Countries.
▪None of the respondents indicated their materials contained 3TGs from independent third-party audit certified conflict-free facilities in the Covered Countries (see “Independent third-party audit of supply chain due diligence at identified points in the supply chain” below for more information).
▪The remaining 10.64% of respondents were unable to determine the source of 3TGs in their materials.
▪None of the respondents indicated the 3TGs in the materials we purchased came from the Covered Countries.
•Based upon responses from identified suppliers described above and taking into account suppliers for whom we were unable to obtain a response, we have determined a small portion (potentially approximately 1.56%) of the total cost of raw material inventory items purchased by the Company from these suppliers during 2025 may contain 3TGs from an undeterminable source.

Due Diligence
Step Three: Designed and implemented a strategy to respond to identified risks
As part of our strategy to manage the risks the Company identified, we performed the following due diligence processes, consistent with the OECD framework:
•Assessed the CMRTs received from our suppliers for completeness and reasonableness.
•Contacted respondents to obtain additional clarifying information in certain instances where survey responses were incomplete or contained possibly inaccurate information.
•Reviewed the findings of the Responsible Minerals Assurance Process ("RMAP"), formerly the Conflict-Free Smelter Program, to gain insight into the country of origin, chain of custody, and conflict status of our 3TGs. Established by members of the Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition, and the Global e-Sustainability Initiative, RMAP is a voluntary program in which an independent third party evaluates smelters’ and refiners’ procurement and inventory practices and determines whether the smelter or refiner has demonstrated that all the materials it processed originated from conflict free sources.
•Regularly reported to designated senior management the findings of the supply chain risk assessment, such as suppliers’ reporting status.
•Designed and implemented a follow-up system for non-responsive suppliers.
•Provided supplier communication, training, and escalation processes to improve due diligence data accuracy and completion by partnering with an online conflict minerals tool provider.
•Provided all identified suppliers with access to a Conflict Minerals Supplier Success Center and provided access to training for suppliers who initially failed to respond.
Step Four: Independent third-party audit of supply chain due diligence at identified points in the supply chain
•Arcosa does not have a direct relationship with any 3TGs smelters or refiners, nor do we perform direct audits of those entities that may provide 3TGs to our supply chain. However, we do rely upon the industry initiatives (such as the RMI), as well as industry efforts to influence smelters and refiners to be certified through independent third-party audit programs.
Step Five: Report on supply chain due diligence

•We report on our supply chain due diligence policies and practices on an annual basis by filing a Form SD and Conflict Minerals Report, if necessary, with the SEC as required and made publicly available on our website, ir.arcosa.com.

Due Diligence Results
After conducting the due diligence procedures described previously, we are not able to determine at this time all the smelters and refineries used to process all necessary 3TGs, nor are we able to determine the country of origin of all necessary 3TGs contained in our products. However, our efforts are ongoing, and no respondents indicated the 3TGs in the materials we purchased came from the Covered Countries.
Product Information
We determined that some utility, wind, and related engineered structures; shoring products, barges, and related marine components may contain very small amounts of 3TGs.
During the due diligence process described in this report, the Company was unable to validate that the smelters and refiners identified by certain suppliers actually provided the 3TGs used in the manufacturing of some of our products. Therefore, we are unable to identify the facilities used to process the 3TGs in some of our products, the country of origin of the necessary 3TGs in these products or the mine or location of origin with the greatest possible specificity. Consequently, we have not presented any smelter or refiner names in this report.

Risk Management Plan
The Company continues to take the following steps in efforts to further mitigate the risk that its use of necessary 3TGs may benefit armed groups in the Covered Countries:
•Periodically evaluate and continue to communicate its policy to suppliers;
•Monitor conformity with the OECD Framework;
•Analyze program results and identify opportunities for improvement;
•Implement improvements to 3TGs data collection, analysis and reporting tools, including additional tools or resources as appropriate;
•Engage suppliers to obtain current, accurate and complete information about the supply chain, smelters, and refiners;
•Ongoing dialog with suppliers about expectations to continue due diligence efforts to determine the sources of 3TGs;
•Participate in industry initiatives to promote responsible sourcing of 3TGs; and
•Maintain relevant documentation consistent with its record retention practices.

Additional Risk Factors
The statements above are based on the RCOI process, due diligence performed in good faith by Arcosa, and the information available at the time of this filing. The following non-exclusive factors could introduce errors or omissions or otherwise affect Arcosa’s conflict minerals status: 1) gaps in supplier data, 2) gaps in smelter data, 3) errors or omissions by suppliers or smelters, 4) all instances of 3TGs necessary to the functionality or manufacturing of Arcosa’s products possibly not yet having been identified, 5) gaps in supplier education and knowledge, 6) timeliness of data, 7) public data or information not discovered during a reasonable search or errors in such public data or information, 8) language barriers and translation, 9) supplier and smelter unfamiliarity with the relevant protocols, 10) oversights or errors in conflict-free smelter audits, 11) Covered Countries sourced materials being declared secondary materials, 12) companies going out of business in the reporting period, 13) certification programs being not equally advanced for all industry segments and metals, 14) smuggling of 3TGs from the Covered Countries to countries beyond the Covered Countries, and 15) further guidance regarding the SEC final rules.

Independent Private Sector Audit
Pursuant to the Rule, no independent private sector audit was required for the reporting period.

Forward-Looking Statements
This document contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 regarding Arcosa’s plans to take additional actions as set forth in this report, including, but not limited to, under the section titled Risk Management Plan. Arcosa’s reporting obligations under the Dodd-Frank Act may change in the future, and its ability to implement certain processes may differ materially from those anticipated or implied in this report. All forward-looking statements involve risks and uncertainties which could affect Arcosa’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Arcosa. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Arcosa’s reports filed with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026. Arcosa undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.